KAMAN CORP. FOUNDER AND CHAIRMAN, CHARLES H. KAMAN, WILL NOT
SEEK RE-ELECTION TO COMPANY BOARD OF DIRECTORS


BLOOMFIELD, Connecticut (March 9, 2001) - Kaman Corporation (NASDAQ:KAMNA) said today in its annual meeting notice to Class B shareholders that company founder and chairman, Charles H. Kaman, will not be a candidate for re-election to the board of directors at the company's annual meeting on April 10, 2001, due to a continuing health condition.

Paul R. Kuhn, president and chief executive officer of Kaman, said, "I regret that Mr. Kaman's health will not permit him to continue service on the board. For more than 55 years, he has been the guiding force in this company and through his vision and perseverance this company has become an internationally recognized leader in aerospace engineering and technology. We all wish him well."

Kuhn said, "Charlie Kaman instilled in this company a culture of technical preeminence, fiscal restraint and people dedication, and that has not changed. Each of the company's three business segments - aerospace, industrial distribution and music distribution - have unique strengths in their respective markets, and each contributed to our solid earnings performance in 2000. We will continue to build on these strengths as we go forward."



Contact:
David Long
(860) 243-6319